Exhibit 99.2

FOR RELEASE:		September 28, 2010

Contacts:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES RESULTS OF 2010 MEETING OF SHAREHOLDERS

Shareholders Approve All Management Proposals by Overwhelming Majority

Recapitalization Plan Proposals Are Approved, including Proposal Related to Company’s $255 Million Private Placement

Norfolk, Virginia, September 28, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced the results of its September 28, 2010 meeting of shareholders.  The Company’s shareholders approved all management proposals put forward by an overwhelming majority, including the proposals required to implement the Company’s recapitalization plan and $255 million private placement transactions (the “Private Placement”).

The Company’s shareholders elected John A. B. “Andy” Davies, Jr. as a Class A director, to serve a one-year term.  Shareholders elected the following Class C directors to serve three-year terms: Herman A. Hall, III, W. Lewis Witt, Robert R. Kinser, Jordan E. Slone, Jerry T. Womack, and Ollin B. Sykes.

The Company’s shareholders also approved the following matters at the meeting:
•	The issuance of up to 800,000,000 shares of common stock at $0.40 per share under the Investment Agreements signed with participants in the Company’s Private Placement;
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The issuance of up to 25,000,000 shares of common stock in transactions that would allow holders of the Company’s Series A and Series B preferred stock to exchange their shares for newly issued shares of common stock;

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The issuance of up to 60,000,000 shares of common stock upon the conversion of 80,347 shares of Series C-1 Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, to be issued to the U.S. Department of the Treasury in exchange for its Series C preferred stock;

•	An amendment to the terms of the Company’s Articles of Incorporation (the “Articles”) to increase the Company’s authorized common stock from 100,000,000 shares to 1,000,000,000 shares;
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An amendment to the Articles to change the designations of the Series A and Series B preferred stock to eliminate dividends, reduce the liquidation preference and redemption value and allow for conversion of such preferred stock into common stock;

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An amendment to the Articles to permit the Board of Directors to effect a reverse stock split of the Company’s common stock.  The reverse stock split will be at a ratio determined by the Company’s Board of Directors, within a range of ten to thirty; and

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A proposal to allow shareholders to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in the Company’s common shareholder proxy statement related to its 2010 annual meeting.

The Company’s shareholders rejected a proposal to eliminate the classified terms of the Board of Directors.

John A. B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer, said, “We appreciate the strong support of our shareholders on all of the proposals associated with our recapitalization plan.  With these approvals in place, we are now positioned to implement the remaining steps in our recapitalization plan, achieve ‘well capitalized’ status and move forward with a strong foundation for the future.”

Additional Information

The Private Placement discussed above involves the sale of securities in private transactions that will not be registered under the Securities Act of 1933.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the Company’s plans for raising capital, including the transactions described in this press release, achieving “well capitalized” status and building a solid foundation for the future.  There can be no assurance that the Company will be able to close on the transactions with investors and obtain required capital, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete the transactions announced today and other aspects of our recapitalization and recovery plans including third-party actions and consents, including the successful participation of holders of our Series A and B preferred stock in the Exchange Offers and the United States Department of the Treasury in an exchange offer.  Additional factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to: (1) our ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our written agreement entered into with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions; and (8) changes in accounting standards and interpretations.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010, and other filings with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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